SurfNet Names Alan Rothenberg Vice President Sales and Marketing

Strategic Addition Primes Company for New Opportunities

PHOENIX - PRNewswire-FirstCall - Aug. 24

PHOENIX, Aug. 24 /PRNewswire-FirstCall/ -- SurfNet Media Group (BULLETIN BOARD:
SFNM) , an Internet broadcast media company, today named Alan Rothenberg Vice President Sales and Marketing. Rothenberg brings 22 years radio sales and marketing experience to SurfNet. Rothenberg is former General and National Sales Manager for WKLS-FM/96 Rock and Sales Director for WAMJ-FM/Magic 107.5 in Atlanta, Georgia.

Rothenberg's appointment complements SurfNet's initiative to create pivotal broadcast media products for targeted Internet communities. "Alan's experience and skill will accelerate our sales initiatives and focus our marketing direction," commented Robert Arkin, SurfNet's Chairman.

SurfNet (http://www.surfnetmedia.com/) produces diverse audio content streamed 24/7. SurfNet's mission is to support and expand Internet communities by utilizing Internet broadcast media as a vehicle for communication and commerce. SurfNet's business opportunities include enabling sponsors to deliver cost-effective advertising content to targeted audiences by delivering corporate and genre based Internet radio to focused markets; streaming traditional and Internet radio directly to desktops; facilitating distributed enterprise communications; and providing rich media content for on-line advertising.

SurfNet produces original, live, Internet talk radio programming through its networks, VoiceAmerica(TM) Radio (http://www.voiceamerica.com/) and BusinessAmerica(TM) Radio (http://www.businessamericaradio.com/). SurfNet's patented Metaphor(TM) technology is an HTML media container that adds to websites/desktops in seconds without downloading, easily streams Internet radio programming and other rich media content, and instantly modifies from a single control point. Metaphor's applications include a media player, an email-free enterprise communications tool for business, membership and affinity groups, a multimedia toolbar and a mini-web page.

Forward-looking Disclaimer

This release contains "forward-looking statements" governed by Sections 27A of the Securities Act of 1933 and 21E of the Securities Act of 1934. SurfNet believes the expectations reflected in such forward-looking statements are reasonable, but cannot assure their fulfillment. Key factors could cause actual results to differ materially from those expressed in any forward-looking statement, including inability to obtain financing for technology development or business expansion; reliability and availability of required technology; financial, operational and other business problems associated with rapid business expansion; and general and industry-specific economic conditions. SurfNet has no obligation to modify forward-looking statements to reflect future events or circumstances.


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This press release was distributed by PRWEB (http://www.prwebdirect.com/ ), a service of eMediawire.

CONTACT: Denise Dion SurfNet Media Group, Inc. +1-602-426-7200 denise.dion@surfnetmedia.com

CONTACT: Denise Dion of SurfNet Media Group, Inc., +1-602-426-7200, or denise.dion@surfnetmedia.com

SurfNet Media Group

Web site: http://www.surfnetmedia.com/

















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